Exhibit 99.2


                      INTERPUBLIC TO ACQUIRE NFO WORLDWIDE

ADDING WORLD'S THIRD LARGEST CUSTOM MARKETING RESEARCH FIRM EXPANDS IPG'S RESOURCES IN BOTH INFORMATION AND INTERNET AREAS

NEW YORK, NY and GREENWICH, CT, Dec. 20, 1999-The Interpublic Group of Companies, Inc. (NYSE: IPG) has reached a definitive agreement to acquire Greenwich, Conn.-based NFO Worldwide, Inc., (NYSE: NFO), a leading provider of research based marketing information and counsel to the worldwide business community, in a stock for stock transaction valued at $26 per NFO share.

The acquisition, a strategic fit between two truly global leaders in their respective fields, will add one of the top three worldwide custom marketing research organizations and the single largest provider of Internet-based marketing research to Interpublic's diverse group of advertising and communications-services companies.

"This acquisition of NFO further advances our corporate strategy of providing an array of the world's best and most thoroughly global companies in the marketing communications and marketing information arenas," said Philip H. Geier, Jr., Interpublic Chairman and Chief Executive officer. "Both our and NFO's management agree that the complementary services we offer will strategically benefit both sets of clients as we move forward together as one company. This linkage will be helped by the fact that NFO has already proven itself to be an overall industry pioneer and leader in understanding and delivering on how technology is changing the way marketing information is gathered, distributed, and used."

"Interpublic is the right strategic partner for us as we seek to grow all of our businesses at an accelerated rate," said William E. Lipner, Chairman, President and Chief Executive Officer of NFO Worldwide. "Today there is a convergence of all marketing services, and the ability to provide high quality market research as part of this total solution, will define tomorrow's competitive landscape. Interpublic shares with NFO the same global view of the marketing industry, the same dedication to working with quality clients, and the same commitment to technology and service innovation. We feel this combination creates new growth opportunities for our clients and employees. Our entire management team and I look forward to going to market in a more powerful way and shaping the future, together, with the Interpublic team."

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The coming together of NFO Worldwide with Interpublic will allow both companies to substantially increase the scope of services to their respective client bases. Both companies believe that clients increasingly want expert market evaluation to become a more fully integrated part of their overall advertising and promotional campaigns. NFO's market research tools include expertise in brand tracking, stakeholder management, and predictive modeling to help optimize client marketing budgets.

Founded in 1946 in the United States, NFO is the largest custom market research firm in North America and the third largest in the world. The company is the leading provider of research-based marketing information and counsel to the worldwide business community. The company employees approximately 4,000 full time employees operating in 35 countries. NFO delivers custom and syndicated marketing information and counsel to over 3,000 clients in key market sectors such as packaged goods and foods, healthcare, financial services, high tech/telecommunications, travel and leisure, automotive and business to business.

Over the past five years, NFO has built an outstanding, world class organization comprised of companies with strong vertical market and product expertise capable of delivering results oriented insights on a worldwide basis. NFO is, for example, the pioneer and world leader in consumer access panels, which currently consists of 600,000 households in the U.S. and Canada and over 100,000 households in Europe.

NFO Worldwide, Inc., together with its subsidiary and affiliate companies, with annualized revenue in excess of $425 million, is also the world's largest provider of internet based custom marketing research. The company markets several proprietary internet products for concept screening and testing, market segmentation, promotion evaluation and customer satisfaction. In November of this year, NFO launched InsightExpress, a new internet company formed to provide a fully-automated, web-enabled survey research system. This breakthrough innovation is expected to further expand the market, as its affordable price point and fast response time will make real time consumer input available to the desktop of millions of decision makers of all sizes.

Under the terms of the agreement, NFO shareholders will receive $26.00 worth of Interpublic stock for each share of NFO stock, based on the market price of Interpublic stock at the time the transaction is closed subject to a collar which, if exceeded, provides certain rights to each of the parties. The transaction is subject to customary conditions, including the receipt of approval from NFO's stockholders and applicable regulatory approval. NFO is obligated to pay Interpublic a fee of $25 million if the agreement is terminated under certain circumstances. Interpublic has been granted an option to purchase approximately 4.5 million NFO shares for $26.00 per share exercisable in certain

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circumstances in lieu of the transaction fee. The deal is anticipated to close at about the end of the first quarter of 2000.


The Interpublic Group of Companies is one of the world's largest organizations of advertising agencies and communications-services companies, with more than 35,000 employees and offices in 127 countries. Its principal operating companies include McCann-Erickson WorldGroup, Lowe Lintas & Partners Worldwide, DraftWorldwide, Western Initiative Media Worldwide, International Public Relations, Zentropy Partners, Octagon, the Allied Communications Group, and other related companies.

Both companies' shares are traded on the New York Stock Exchange (ticker symbols IPG and NFO). More information about them is available on the companies' respective websites at www.interpublic.com and www.nfow.com. Statements in the press release relating to matters that are not historical facts are forward looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks, which may affect the Company's future performance, please refer to Part 1 of Interpublic's 1998 Annual Report on Form 10-K dated March 25, 1999.



CONTACTS:

Philip H. Geier, Jr.                    William E. Lipner
Chairman & CEO                          Chairman, CEO & President
Interpublic                             NFO Worldwide, Inc.
(212) 399-8028                          (203) 618-8500

Sean Orr                                Patrick G. Healy
Chief Financial Officer                 Chief Financial Officer
Interpublic                             NFO Worldwide, Inc.
(212) 399-8093                          (203) 618-8502